  EXHIBIT 99.4

March 16, 2025

Leading Partners Limited

3/F  Hong Kong Prosperity Tower

763 Mengzi Road, Huangpu District

Shanghai 200023

People’s Republic of China

+86 21 23099177

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-4 (the “Registration Statement”) of Leading Partners Limited(the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

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Sincerely yours,

/s/ Brian David Thom
Name: Brian David Thom

[Signature Page to Consent of Independent Director]